EXHIBIT 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MoU”) is executed on and entered into on 2nd of September 2025 (“Execution Date”) by and between:

VISIONWAVE HOLDINGS, INC., a company organized and existing under the laws of the State of Delaware, United States of America, with its principal offices at 1016 ½ N. Spaulding Ave, West Hollywood, CA 90046, USA (“VisionWave”); and

VEDA AERONAUTICS PRIVATE LIMITED, a company incorporated under the Companies Act, 2013, having its registered office at B-47, First Floor, Friends Colony East, New Delhi, Delhi 110065, India (“VEDA”).

VisionWave and VEDA are individually referred to as ‘Party’ and collectively as ‘Parties’.

2. Purpose and Background

VEDA has approached VisionWave with a proposal to collaborate on several Indian Ministry of Defence (“MoD”) procurement programs (collectively the “Programs”), including but not limited to:

a.	Drone Kill System (Make-2) – interceptor drone development;

b.	ALTV (New Generation Light Tank) – 357 (Three Hundred Fifty-Seven) tanks, with VisionWave subsystems proposed as onboard modules;

c.	FRCV (Main Battle Tank Program) – 1,770 (One Thousand Seven Hundred Seventy) main battle tanks; and

d.	T72/T90 Retrofit Program – initial test deployment on 75 (Seventy-Five) tanks, followed by retrofit across 3,000+ (Three Thousand plus) units.

VEDA has invited VisionWave to supply and develop core subsystems, including but not limited to counter-UAS systems, tactical drones, radar technologies, APS systems, sensor fusion technologies, and unmanned platforms for defense and homeland security applications.

NOW THEREFORE, the Parties intend to collaborate in technical proposals, demonstrations, and joint pursuit of contracts for these Programs.

3. Scope of Collaboration

a.	VEDA will provide relevant technical documentation and operational parameters.

b.	VisionWave will share proposals, simulations, and, where agreed between the Parties, shall conduct demonstrations.

c.	Both Parties will collaborate in bid responses and explore technology integration pathways.

d.	Commercial terms, licensing, manufacturing, and pricing shall only be finalized in a separate binding agreement between the Parties following contract awards.

4. Exclusivity

a.	Upon VisionWave providing any proposal, technical material, or conducting any demonstration (live or virtual) relating to a specific Program identified under this MoU, VEDA shall for such Program, exclusively work with VisionWave for that system or technology domain in the Programs referenced in this MoU.

b.	Exclusivity shall remain in effect for the full duration of the applicable Program(s), including all evaluation, procurement, award, and deployment phases, and shall automatically extend until final contract award and implementation.

c.	In no event shall the exclusivity period be more than 36 (Thirty-Six) months from the date of the 1st (first) demonstration or submission of technical material, whichever is earlier (the “Exclusivity Period”), provided, however, the Exclusivity Period will be extended for 12 (twelve) month periods in the event the Parties are actively pursuing a final contract award.

d.	During the exclusivity period, VEDA shall not approach, engage, evaluate, or invite any competing technologies or vendors that offer substantially similar capabilities for the same Programs, provided VisionWave continues to actively participate in good faith, respond in a timely manner to all material written requests, and meet the material requirements and timelines of the Program that are placed in writing.

e.	Exclusivity shall automatically lapse if: (i) VisionWave fails to participate further in the Program; and (ii) VisionWave does not meet VEDA’s written material technical or commercial requirements and VEDA provides written notice to VisionWave with respect to such requirements and VisionWave fails to cure such event within thirty days.

f.	In the event of breach of this Clause the Parties shall first seek to resolve the matter amicably. VisionWave’s remedies, if exclusivity is breached, shall be limited to claim of direct losses, and neither Party shall be liable for punitive or consequential damages.

g.	Any demonstration, proof-of-concept, or trial conducted by VisionWave in India or elsewhere shall not be recorded, reproduced, shared, or submitted to any third party, authority, or government body without VisionWave’s prior written approval.

5. Intellectual Property and Use Restrictions

a.	All non-public information exchanged between the Parties, whether in written, oral, electronic, or any other form (including but not limited to technical data, business plans, financial information, trade secrets, know- how, intellectual property, strategies, customer lists, supplier details, prototypes, software, and any other proprietary materials), shall be treated as strictly confidential (“Confidential Information”). The receiving Party shall not disclose, reproduce, distribute, transmit, or otherwise make available such Confidential Information to any third party, nor use it for any purpose other than the direct performance and evaluation of the Programs under this MoU, without the prior written consent of the disclosing Party. This obligation shall survive the termination or expiration of this MoU for a period of five (5) years thereafter, or indefinitely in the case of trade secrets. The receiving Party shall implement and maintain reasonable security measures to protect the Confidential Information from unauthorized access, use, or disclosure, equivalent to at least the level of protection it affords its own similar confidential information. Confidential Information does not include information that: (i) is or becomes publicly available through no fault of the receiving Party; (ii) was rightfully known to the receiving Party prior to disclosure; (iii) is independently developed by the receiving Party without reference to the disclosing Party’s information; or (iv) is lawfully obtained from a third party without confidentiality restrictions. Any breach of this provision may cause irreparable harm, entitling the disclosing Party to seek immediate injunctive relief, in addition to any other remedies available at law or in equity, without the need to prove actual damages or post a bond.

b.	The Parties agree to keep all negotiations, discussions, communications, and any information shared between them, including the existence, terms, and contents of this MoU, on a strictly confidential basis. Disclosures shall only be permitted to authorized representatives, employees, officers, directors, affiliates, professional advisors (such as legal counsel, accountants, and consultants), and potential financiers or acquirers of the receiving Party who have a legitimate need to know and who are bound by written confidentiality obligations at least as protective as those herein. The receiving Party shall be responsible for any breach of confidentiality by its permitted disclosees and shall ensure they comply with these terms. No Party shall make any public announcement, press release, or other disclosure regarding this MoU or the Programs without the prior written approval of the other Party, except as required by applicable law or regulation (in which case, the disclosing Party shall provide prompt notice and cooperate to minimize the disclosure). This confidentiality obligation shall apply during the term of this MoU and for a period of three (3) years thereafter.

c.	Upon termination or expiration of this MoU, or at any time upon the written request of the disclosing Party, the receiving Party shall promptly return all originals and copies of the disclosing Party’s Confidential Information in its possession or control (in any form or medium), or, at the disclosing Party’s option, certify in writing the destruction thereof (including deletion from all electronic systems and backups). The receiving Party may retain one archival copy solely for legal or regulatory compliance purposes, provided it remains subject to ongoing confidentiality obligations. If any Confidential Information cannot be returned or destroyed (e.g., due to integration into systems), the receiving Party shall continue to protect it indefinitely. The receiving Party shall provide a written certification of compliance with this clause within ten (10) business days of such termination, expiration, or request.

6. Confidentiality

a.	All non-public information exchanged shall be treated as confidential. Such information shall not be disclosed to any third party or used for any purpose other than the performance and evaluation of the Programs under this MoU, without the prior written consent of the disclosing Party.

b.	The Parties agree to keep all negotiations, any information shared, on a confidential basis, including the existence and contents of this MoU. Disclosures shall only be permitted to authorized representatives, employees and advisors of the Parties.

c.	Upon termination or expiry of this MoU, each Party shall promptly return or destroy the other Party’s confidential information (except as required to be retained under law).

7. Non-Circumvention

a.	Neither Party shall, for the purposes of the Programs contemplated under this MoU or any substantially similar or related activities, bypass, circumvent or otherwise avoid the other Party by directly or Indirectly (including through any intermediary, affiliate, agent, or third party) engaging soliciting, negotiating, contracting, collaborating, or entering into any business relationship with any supplier, partner, affiliate customer, client, vendor, investor, employee, consultant, or other contact specifically introduced, referred, or made known by the other Party during or in connection with any discussions, demonstrations, negotiations, communications, or activities related to this MoU, without the prior written consent of the introducing Party. For clarity, “engaging” includes any form of commercial interaction, joint venture, licensing, investment, employment offer, or competitive bidding that could reasonably diminish the value of the introduction or the opportunities under this MoU. Any breach of this provision shall entitle the non- breaching Party to seek immediate injunctive relief, in addition to any other remedies available at law or in equity, without the need to prove irreparable harm or post a bond.

8. Representations and Warranties

a.	Each Party represents and warrants to the other Party that:

(i)	it is duly organized, validly existing and in good standing as a company or other entity as represented herein under the laws;

(ii)	it has the full right, power, and authority to enter into this MoU, to grant the rights and licenses granted hereunder and to perform its obligations hereunder;

(iii)	the execution of this MoU by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of the Party in accordance with its organizational and operating documents; and

(iv)	this MoU constitutes a legal and binding obligation and is enforceable in accordance with the terms of this MoU and does not conflict with or result in breach of any provision of its constitution or material terms of any agreement or deed to which it is a party or by which it is bound.

9. Term and Termination

a.	This MoU takes effect upon execution and remains valid for a period of 18 (Eighteen) months (the “Termination Date”), provided that Clause 4, Clause 5, Clause 6 and Clause 7 survive termination and remain enforceable until completion of the relevant Programs, the end of the exclusivity period or three (3) years after the Termination Date, whichever is later.

b.	Either Party may terminate this MoU, if the other Party:

(i)	Materially breaches the terms of this MoU, and such breach remains uncured for 30 (Thirty) days after the other Party receives written notice thereof; or

(ii)	The other Party becomes insolvent, enters into liquidation, or is prohibited by law, regulation, or governmental directive from continuing with the Programs.

10. Governing Law and Dispute Resolution

a.	This MoU shall be governed by the laws of the Courts of London (UK)

b.	Any dispute shall be resolved by binding arbitration in London (UK) (English language) under internationally recognized arbitration rules. The award shall be enforceable in India and in the United States.

11. Binding Effect

a.	This MoU is legally binding with respect to Clause 4, Clause 5, Clause 6 and Clause 7, Clause 9 and Clause 10. The Parties acknowledge that the other provisions are statements of intent.

12. Miscellaneous

a.	Costs

(i)	Each Party shall be responsible for its own internal costs relating to discussions and the preparation of this MoU.

(ii)	Where VisionWave is invited by VEDA, the Indian MoD, or any related authority to conduct a demonstration, trial, or proof-of-concept in India (or any other location at VEDA’s request), the inviting party shall bear all reasonable associated costs, directly associated with such activity including but not limited to transportation of equipment, travel, accommodation, insurance, and reasonable out-of- pocket expenses.

(iii)	VisionWave shall have no obligation to conduct any such demonstration, trial, or proof-of-concept unless the inviting party has confirmed in writing, in advance, its acceptance of responsibility for these costs.

b.	Independent Contractors

(i)	Nothing in this MoU shall be construed to create a partnership, joint venture, or agency relationship between the Parties.

c.	Public Statements and Media

(i)	No press release, public disclosure, or external communication relating to this MoU, the Programs, or any activities conducted hereunder shall be made without the prior written consent of both Parties.

(ii)	Neither Party shall publish, distribute, or release any photographs, videos, recordings, or images of the other Party’s products, demonstrations, or proof-of-concept activities without the prior written approval of that Party.

d.	Assignment

(i)	Neither Party shall assign or otherwise transfer any of its rights under this MoU without the other Party’s prior written consent.

e.	Amendment

(i)	No amendment to this MoU is effective unless it is in writing by the Parties.

f.	Notices

(i)	All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and addressed to the Parties as provided hereinabove.

g.	Severability

(i)	If any term or provision of this MoU is invalid, illegal, or unenforceable, the same shall not affect any other term or provision of the MoU.

h.	Survival

(i)	Any right/obligation of Parties, which, by its express terms or nature is intended to survive termination of this MoU, will survive such termination.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this MOU:

VEDA AERONAUTICS PRIVATE LIMITED	VISIONWAVE HOLDINGS, INC

Mr. Dipesh Gupta	Mr. Noam Kenig
Managing Director & CEO	Director & CEO
Place: New Delhi	Place: West Hollywood, California
Date: September 2, 2025	Date: September 2, 2025